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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                 Contact:  Robert Rosenfeld
                                                                    203-462-3702

           GANTOS, INC. RECEIVES APPROVAL FROM THE BANKRUPTCY COURT TO CONDUCT STORE CLOSING SALES AND TO APPOINT KAHN CONSULTING, INC.


       Stamford, CT, March 14, 2000 -Gantos, Inc. today announced that it has received approval from the Bankruptcy Court to sell all of its store inventories and other store assets and to enter into an agreement with Gordon Brothers Retail Partners, LLC and Ozer Group, LLC to conduct the store closing sales. Despite its efforts to reorganize, the Company was unable to satisfy the terms and conditions of its debtor-in-possession (DIP) credit facility. As a result, the Company held an auction to appoint agents to conduct store-closing sales as part of their proposed liquidation of the Company. The joint venture composed of Gordon Brothers Retail Partners, LLC and the Ozer Group LLC was the successful bidder at the auction.

       The store closing sales have begun and are expected to continue for approximately eight weeks. As the sales conclude in each store, the Company expects to close the store. The Company expects to wind up its business under the supervision of the bankruptcy court under Chapter 11 of the U.S. Bankruptcy Code with the assistance of various professionals approved by the bankruptcy court.

       Effective March 9, 2000, the Bankruptcy Court approved the retention of Kahn Consulting, Inc. (KCI) as Responsible Officer for the Company. The existing Gantos Senior Officers and most of the Board of Directors have resigned. KCI is highly experienced in reorganization matters and the obligations of a debtor-in-possession. KCI's duties include winding down the debtor, coordinating and managing the liquidating process, and administering of the estate and day to day operations.

       This News release contains forward-looking statements which are based on Gantos' expectations and are subject to a number of risks and uncertainties, certain of which are beyond Gantos' control. Actual results could vary materially from expected results due to a variety of factors, including but not limited to the success of Gantos' store closing sales, Gantos' ability to sell its other assets, the time and costs required to complete the liquidation of the Company, the claims made against Gantos, the general performance of the economy, specifically as it affects the retail apparel industry, and other factors applicable to Gantos and its business referred to in the Securities and Exchange Commission filings of Gantos, particularly Gantos' Annual Report on Form 10-K for the year ended January 30, 1999 and Gantos' Quarterly Reports on Form 10-Q for the periods ended May 1, 1999, July 31, 1999 and October 30, 1999.

       Gantos, Inc. is a specialty retailer of women's wear and accessories. The Company currently operates 114 stores in 24 states.